EXHIBIT 23.3

5400 W Cedar Ave Lakewood, CO 80226 Telephone: 303.953.1454 Fax: 303.945.7991

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2021, relating to the consolidated financial statements of Grove, Inc. as of and for the years ended June 30, 2020, and our report dated February 10, 2021, relating to the financial statements of Infusionz, LLC. as of and for the years ended June 30, 2020 and 2019, to all references to our firm included in this Registration Statement filed with the U.S. Securities and Exchange Commission on June 28, 2021.

/s/ B F Borgers CPA PC

Lakewood, Colorado

June 28, 2021